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Goldman, Sachs & Co.  85 Broad Street  New York, New York 10004
Tel: 212-902-1000

                                                                        GOLDMAN
                                                                        SACHS

PERSONAL AND CONFIDENTIAL

June 5, 1996

Board of Directors
Acme-Cleveland Corporation
30100 Chagrin Boulevard, Suite 100
Pepper Pike, OH 44124-5705

Gentlemen:

You have requested our opinion as to the fairness to the holders, other than Danaher Corporation ("Buyer"), WEC Acquisition Corporation ("WEC") and any other subsidiaries of Buyer, of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), and the Series A Convertible Preferred Shares, no par value (the "Preferred Stock" and together with the Common Stock, the "Shares") of Acme-Cleveland Corporation (the "Company") of the $30.00 per Share in cash proposed to be paid by WEC in the Tender Offer and the Merger (each as defined below) pursuant to the Agreement and Plan of Merger dated as of May 31, 1996 amoung Buyer, WEC, a wholly-owned subsidiary of Buyer, and the Company (the "Agreement"). The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which WEC will pay $30.00 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, WEC will be merged into the Company (the "Merger") and each outstanding Share (other than Shares already owned by Buyer, WEC or any other subsidiaries of Buyer) will be converted into the right to receive $30.00 in cash.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; Buyer's Offer to Purchase, dated March 7, 1996, and the amendments thereto; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate.

     New York | London | Tokyo | Boston | Chicago | Dallas | Frankfurt |
          George Town | Hong Kong | Houston | Los Angeles | Memphis
          Miami | Milan | Montreal | Osaka | Paris | Philadelphia |
      San Francisco | Singapore | Sydney | Toronto | Vancouver | Zurich
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Acme-Cleveland Corporation
June 5, 1996
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We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Based upon the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the $30.00 in cash to be received by the holders, other than Buyer, WEC and any other subsidiaries of Buyer, of Shares in the Tender Offer and the Merger, taken as a unitary transaction, is fair to such holders.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.